As filed with the Securities and Exchange Commission on June 25, 2025
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

CompoSecure, Inc.
(Exact name of Registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	85-2749902 (I.R.S. Employer Identification No.)

309 Pierce Street Somerset, NJ (Address of Principal Executive Offices)	08873 (Zip Code)

CompoSecure, Inc. 2021 Equity Incentive Plan
(Full title of the plan)
Steven J. Feder
General Counsel and Corporate Secretary
CompoSecure, Inc.
309 Pierce Street
Somerset, New Jersey, 08873
(Name and address of agent for service)
(908) 518-0500
(Telephone number, including area code, of agent of service)

With copies to:
John C. Kennedy
David A.P. Marshall
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
(212) 373-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On May 28, 2025, stockholders of CompoSecure, Inc. (the “Company” or the “Registrant”) approved an amendment (the “Plan Amendment”) to the Company’s 2021 Incentive Equity Plan (as amended, the “Plan”) to (a) increase the number of shares of the Company’s Class A Common Stock, $0.0001 par value per share (the “Common Stock”) reserved for issuance pursuant to the Plan by an additional four million shares; (b) increase the annual automatic “evergreen” increase in the number of shares of Common Stock reserved for issuance pursuant to the Plan from four to six percent of the outstanding shares of the Company’s Common Stock as of the first day of each calendar year; and (c) extend the term of the Plan to 2035. Accordingly, this Registration Statement on Form S-8 (this “Registration Statement”) is being filed for the purpose of registering an additional 30,217,472 shares of Common Stock, consisting of (i) 4,000,000 shares of Common Stock pursuant to the Plan Amendment, (ii) 22,435,727 shares of Common Stock reserved for issuance as a result of the operation of the “evergreen” provision of the Plan Amendment, and (iii) 3,781,745 additional shares of Common Stock that became issuable pursuant to the Plan as a result of adjustments made in connection with the spin-off of Resolute Holdings Management, Inc. from the Company.

These additional shares of Common Stock are additional securities of the same class as other securities for which prior registration statements on Form S-8 (File Nos. 333-263617, 333-273982 and 333-281483) filed on March 16, 2022 (which was amended by a post-effective amendment on Form S-8 filed on May 13, 2022), August 15, 2023 and August 12, 2024, respectively (collectively, the “Prior Registration Statement”)) have been filed with the Securities and Exchange Commission (the “Commission”). Pursuant to General Instruction E to Form S-8, the contents of the Prior Registration Statement are incorporated by reference into this Registration Statement, except that the provisions contained in Part II of the Prior Registration Statement is modified as set forth herein.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.

The following documents and information previously filed by the Registrant with the Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are hereby incorporated by reference in this Registration Statement:

•	the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2024 filed with the Commission on March 5, 2025 (the “Annual Report”);

•	the portions of the Registrant’s Definitive Proxy Statement on Schedule 14A for the 2025 annual meeting of the Registrant’s stockholders filed with the Commission on April 18, 2025 that are incorporated into Part III of the Annual Report;

•	the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2025 filed with the Commission on May 12, 2025;

•	the Registrant’s Current Reports on Form 8-K filed with the Commission on January 3, 2025, February 28, 2025 (Item 8.01 and, to the extent incorporated by reference therein, Item 9.01 only), March 3, 2025, March 5, 2025, May 8, 2025, May 28, 2025 and June 11, 2025 (Item 5.02 only); and

•	the description of the Registrant’s securities contained in Exhibit 4.5 to the Annual Report, including any amendment or report filed for the purpose of updating such description.
In addition, all documents that the Registrant files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the effective date of this Registration Statement (except for any portions of the Registrant’s Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof and any corresponding exhibits thereto not filed with the Commission), but prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

For purposes of this Registration Statement, any document or statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such document or statement in such document. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8. Exhibits.

Exhibit No.	Description

4.1
Third Amended and Restated Certificate of Incorporation of CompoSecure, Inc. (incorporated by reference to Exhibit 3.1 of CompoSecure, Inc.’s Current Report on Form 8-K filed with the Commission on May 28, 2025).

4.2	Second Amended and Restated Bylaws of CompoSecure, Inc. (incorporated by reference to Exhibit 3.2 of CompoSecure, Inc.’s Current Report on Form 8-K filed with the Commission on December 29, 2021).

5.1*	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP regarding the legality of the Common Stock being registered.

10.1
  CompoSecure, Inc. 2021 Equity Incentive Plan (incorporated by reference to Annexes 2, 3, and 4 to CompoSecure, Inc.’s Definitive Proxy Statement on Schedule 14A filed with the Commission on April 18, 2025).

23.1*	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (contained in Exhibit 5.1).

23.2*	Consent of Grant Thornton LLP.

24.1*	Power of Attorney (included on signature pages attached hereto).

107*	Filing Fee Table.

*	Filed herewith

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Somerset, State of New Jersey, on June 25, 2025.

COMPOSECURE, INC.

By:	/s/ Jonathan C. Wilk
Name: Jonathan C. Wilk
Title: President and Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Timothy Fitzsimmons, Steven J. Feder and Roberto Cortinas, and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including any post-effective amendments and supplements) to the Registration Statement, and any additional Registration Statement filed pursuant to Rule 462(b), and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated and on this 25th day of June, 2025.

Signature	Title

/s/ David M. Cote	Executive Chairman of the Board
David M. Cote	of Directors

/s/ Jonathan C. Wilk	Director, President and Chief
Jonathan C. Wilk	Executive Officer (Principal Executive Officer)

/s/ Timothy Fitzsimmons	Chief Financial Officer (Principal
Timothy Fitzsimmons	Financial and Accounting Officer)

/s/ John D. Cote	Director
John D. Cote

/s/ Joseph J. DeAngelo	Director
Joseph J. DeAngelo

/s/ Paul S. Galant	Director
Paul S. Galant

/s/ Brian F. Hughes	Director
Brian F. Hughes

/s/ Mark R. James	Director
Mark R. James

/s/ Thomas R. Knott	Director
Thomas R. Knott

/s/ Dr. Krishna Mikkilineni	Director
Dr. Krishna Mikkilineni

/s/ Jane J. Thompson	Director
Jane J. Thompson